Exhibit 5.1

October 22, 2010

Pacific Biosciences of California, Inc.

1380 Willow Road

Menlo Park, California 94025

Re:       Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-168858), as amended (the “Registration Statement”), filed by Pacific Biosciences of California, Inc. (the “Company”) with the Securities and Exchange Commission on October 22, 2010 pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of 14,375,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”). The Shares will be sold by the Company pursuant to an underwriting agreement entered into by and among the Company and the underwriters (the “Underwriting Agreement”), substantially in the form filed as an exhibit to this Registration Statement.

We are acting as counsel for the Company in connection with the sale by the Company of the Shares. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion, that the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.